WARRANT AGREEMENT

AQUASITION CORP.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

WARRANT AGREEMENT

Dated as of [____________], 2012

THIS WARRANT AGREEMENT (this “ Agreement ”), dated as of [___________], 2012, is by and between Aquasition Corp., a Marshall Islands company (the “ Company ”), and American Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “ Warrant Agent ”).

WHEREAS, the Company is engaged in an initial public offering (the “ Offering ”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one Offering Warrant (as defined below) (the “ Units ”) and, in connection therewith, has determined to issue and deliver up to [_________] warrants to public investors in the Offering (the “ Offering Warrants ”), each such Warrant evidencing the right of the holder thereof to purchase one share of common stock of the Company, par value $0.0001 per share (the “ Common Stock ”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, the Company has entered into that certain Placement Unit Purchase Agreement, dated as of [_________], 2012 (the “ Placement Unit Purchase Agreement “), with [________] (the “ Founders ”) pursuant to which the Founders will purchase an aggregate of [_______] units (the “ Placement Units ”), which are identical to the Units except that the warrants included in the Placement Units (the “ Placement Warrants ”) may be exercised on a cashless basis as set forth herein, and the Placement Units and underlying securities are subject to certain transfer restrictions, at a purchase price of $[___] per Placement Unit, to be sold to the Founders simultaneously with the closing of the Offering; and

WHEREAS, the Company has agreed to sell to the underwriters of the Offering, for $[___], as additional compensation, an option to purchase up to a total of [_____] units (the “ Underwriter Units ”), which are identical to the Units except that the warrants included in the Underwriter Units (the “ Underwriter Warrants ” and, together with the Placement Warrants and the Offering Warrants, the “ Warrants ”) may be exercised on a cashless basis as set forth herein, expire before the Offering Warrants as set forth herein and the Underwriter Units and underlying securities are subject to certain transfer restrictions, at a purchase price of $[___] per Underwriter Unit, to be sold to the underwriters simultaneously with the closing of the Offering.

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “ Commission ”) a registration statement on Form F-1, No. 333-180571 (the “ Registration Statement “) and prospectus (the “ Prospectus ”), for the registration, under the Securities Act of 1933, as amended (the “ Securities Act ” ), of the Units, the Offering Warrants and the shares of Common Stock included in the Units; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent . The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants .

2.1	Form of Warrant . Each Offering Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and each Placement Warrant and Underwriter Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit B hereto, the provisions of which are incorporated herein. Each Warrant shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2	Effect of Countersignature . Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration .

2.3.1	Warrant Register . The Warrant Agent shall maintain books (the “ Warrant Register ”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2	Registered Holder . Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “ Registered Holder ”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4	Detachability of Warrants . The shares of Common Stock and Offering Warrants comprising the Units shall begin separate trading on the earliest to occur of the ninetieth (90 th ) day following the date of the Prospectus or the announcement by Lazard Capital Markets LLC of its decision to allow earlier trading. Notwithstanding the foregoing, in no event shall the Common Stock and the Offering Warrants comprising the Units be separately traded until (A) the Company has filed a report of foreign private issuer on Form 6-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their Over-allotment Option, if the Over-allotment Option is exercised prior to the filing of the Form 6-K and (y) the Company issues a press release and files with the Commission a report of foreign private issuer on Form 6-K announcing when such separate trading shall begin. The shares of Common Stock and Placement Warrants comprising the Placement Units may be separately traded at any time following the Offering, subject to the transfer restrictions in this Agreement.

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2.5	Warrant Attributes .

2.5.1	Placement Warrants . The Placement Warrants shall be identical to the Offering Warrants, except that so long as they are held by a Founder or any of their Permitted Transferees (as defined below) the Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(b) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Acquisition Transaction (as defined below), and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Placement Warrants and any shares of Common Stock held by a Founder and issued upon exercise of the Placement Warrants may be transferred by a Founder: (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any affiliate of a Founder or to any limited partner(s) of a Founder; (b) by gift to a member of a Founder’s immediate family or to a trust, the beneficiary of which is a member of a Founder’s immediate family, an affiliate of a Founder or to a charitable organization; (c) by virtue of the laws of descent and distribution upon death of a Founder; (d) pursuant to a qualified domestic relations order; (e) with respect to limited liability companies and partnerships to their respective members or partners; (f) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities; (g) by private sales made at or prior to the consummation of the Company’s initial Acquisition Transaction at prices no greater than the price at which the shares were originally purchased; provided, however, that, in each case, these transferees (the “ Permitted Transferees ”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

2.5.2.	Underwriter Warrants . The Underwriter Warrants shall be identical to the Offering Warrants, except that so long as they are held by an underwriter or any of their Permitted Transferees the Underwriter Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(b) hereof, (ii) will expire prior to the Offer Warrants as setforth herein, and (iii) shall not be redeemable by the Company.

3.	Terms and Exercise of Warrants .

3.1	Warrant Price . Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1 . The term “ Warrant Price ” as used in this Warrant Agreement shall mean the price per share at which Shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2	Duration of Warrants . A Warrant may be exercised only during the period (the “ Exercise Period ”) commencing on the later of: (i) the date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar acquisition transaction, involving the Company and one or more businesses (a “ Acquisition Transaction ”), or (ii) the date that is twelve (12) months from the date of effectiveness, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) with respect to the Underwriter Warrants only, the date that is five (5) years after the date of effectiveness, and, with respect to the Offering Warrants and Placement Warrants only, the date that is five (5) years after the Company completes its initial Acquisition Transaction, (y) the liquidation of the Company, or (z) other than with respect to the Placement Warrants and the Underwriter Warrants, the Redemption Date (as defined below) as provided in Section 8 hereof (the “ Expiration Date ”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (other than with respect to a Placement Warrant or Underwriter Warrant) in the event of a redemption (as set forth in Section 8 hereof), each Warrant (other than a Placement Warrant or Underwriter Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

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3.3	Exercise of Warrants .

3.3.1	Payment . Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Shares of Common Stock and the issuance of such Shares of Common Stock, as follows:

(a)           in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company;

(b)           with respect to any Placement Warrant or Underwriter Warrant, so long as such Placement Warrant or Underwriter Warrant is held by a Founder or an underwriter, as applicable, or its Permitted Transferees, by surrendering the Warrants for that number of Shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of Shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this  subsection 3.3.1(b), by (y) the Fair Market Value. Solely for purposes of this  subsection 3.3.1(b) , the “Fair Market Value” shall mean the average last sale price of the Shares of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

3.3.2	Issuance of Common Stock on Exercise . As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full Shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the Offering Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 6.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event shall the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Offering Warrants, the purchaser of a Unit containing such Offering Warrant shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit.

3.3.3	Valid Issuance . All issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

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3.3.4	Date of Issuance . Each person in whose name any certificate for the Common Stock is issued shall for all purposes be deemed to have become the holder of record of such Common Stock on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

4.	Adjustments .

4.1	Stock Dividends .

4.1.1	Split-Ups . If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for the Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2	Dividends . If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Acquisition Transaction, (c) as a result of the repurchase of Common Stock by the Company if a proposed initial Acquisition Transaction is presented to the stockholders of the Company for approval or (d) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate an Acquisition Transaction (any such non- excluded event being referred to herein as a “Dividend ”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Dividend.

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4.2	Aggregation of Shares . If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3	Adjustments in Exercise Price . Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4	Replacement of Securities upon Reorganization, etc . In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “ Alternative Issuance ”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated memorandum and articles of association or as a result of the repurchase of Common Stock by the Company if a proposed initial Acquisition Transaction is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4 ; provided further, however , that if more than 30% of the consideration receivable by the holders of Common Stock in the applicable event is payable in the form of capital stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $17.50 (subject to adjustment in accordance with Section 8.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y): if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Acquisition Transaction, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Acquisition Transaction and on or prior to the fourth anniversary of the closing date of the initial Acquisition Transaction, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Acquisition Transaction and on or prior to the Expiration Date, 3. “ Per Share Consideration ” means (i) if the consideration paid to holders of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in the Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

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4.5	Notices of Changes in Warrant . Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6	No Fractional Shares . Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4 , the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round to the nearest whole number, the number of the shares of Common Stock to be issued to such holder.

4.7	Form of Warrant . The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8	Other Events . In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

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5.	Transfer and Exchange of Warrants .

5.1	Registration of Transfer . The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2	Procedure for Surrender of Warrants . Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided , however , that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Placement Warrants or the Underwriter Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3	Fractional Warrants . The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4	Service Charges . No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5	Warrant Execution and Countersignature . The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6	Transfer of Warrants . Prior to the Detachment Date, the Offering Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6.	Other Provisions Relating to Rights of Holders of Warrants .

6.1	No Rights as Stockholder . A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2	Lost, Stolen, Mutilated, or Destroyed Warrants . If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

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6.3	Reservation of Common Stock . The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4	Registration of Common Stock . The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Acquisition Transaction, it shall use its best efforts to file with the Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its best efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available, subject to the proviso above.

7.	Concerning the Warrant Agent and Other Matters ..

7.1	Payment of Taxes . The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2	Resignation, Consolidation, or Merger of Warrant Agent .

7.2.1	Appointment of Successor Warrant Agent . The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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7.2.2	Notice of Successor Warrant Agent . In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

7.2.3	Merger or Consolidation of Warrant Agent . Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3	Fees and Expenses of Warrant Agent .

7.3.1	Remuneration . The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2	Further Assurances . The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4	Liability of Warrant Agent .

7.4.1	Reliance on Company Statement . Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2	Indemnity . The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3	Exclusions . The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

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7.5	Acceptance of Agency . The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

7.6	Waiver . The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“ Claim ”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

8.	Redemption .

8.1	Redemption . Subject to Section 8.4 hereof, not less than all of the outstanding Offering Warrants (excluding the insider warrants) may be redeemed, at the option of the Company, at any time upon a minimum of 30 days prior written notice, after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 8.2, at the price of $0.01 per Warrant (the “ Redemption Price “); provided, however, that the last sales price of the Common Stock on the Nasdaq Capital Market, or other national securities exchange on which the Common Stock may be traded, has been equal to or greater than $17.50 per share (the “Floor Price”) for any 20 trading days on which trading occurs within a 30 trading day period ending three Business Days prior to the date on which notice of redemption is given (the “ 30-day redemption period “); and provided, further that with respect to the Offering Warrants, a registration statement under the Securities Act relating to the shares of Common Stock issuable upon the exercise of the Warrants is effective and available and current throughout the 30-day redemption period. If the foregoing conditions are satisfied, and such Warrants are called for redemption, each Registered Holder will be entitled to exercise their Warrants prior to the date scheduled for redemption.

8.2	Date Fixed for, and Notice of, Redemption . In the event the Company shall elect to redeem all of the outstanding Offering Warrants (excluding the insider warrants) pursuant to Section 8.1 (the “ Redeemable Warrants “), the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Redeemable Warrants at their last addresses as they shall appear in the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice.

8.3	Exercise After Notice of Redemption . The Redeemable Warrants may be exercised at any time after notice of redemption shall have been given by the Company pursuant to Section 8.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the Registered Holder of the Redeemable Warrants shall have no further rights except to receive the Redemption Price upon surrender of the Redeemable Warrants.

8.4	Outstanding Warrants Only . The Company understands that the redemption rights provided for by this Article 8 apply only to outstanding Redeemable Warrants. To the extent a person holds rights to purchase Redeemable Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Redeemable Warrants issued upon such exercise, provided that the criteria for redemption are met, including the opportunity of the Redeemable Warrant holders to exercise prior to the time and date fixed for redemption pursuant to Section 8.3 .

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9.	Miscellaneous Provisions .

9.1	Successors . All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2	Notices . Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Aquasition Corp.
c/o Seacrest Shipping Co. Ltd.
8 – 10 Paul Street
London EC2A 4JH, England

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company
6201 15 th Avenue
Brooklyn, NY 11219
New York, New York 10038

9.3	Applicable Law . The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4	Persons Having Rights under this Agreement . Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5	Examination of the Warrant Agreement . A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6	Counterparts . This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7	Effect of Headings . The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

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9.8	Amendments . This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Placement Warrants, shall require the written consent of the Registered Holders of 65% of the then outstanding Offering Warrants. Further, a Founder shall not vote any Warrants owned or controlled by it in favor of such amendment unless the Registered Holders of 65% of the Offering Warrants vote in favor of such amendment. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2 , respectively, without the consent of the Registered Holders.

9.9	Severability . This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A - Form of Public Warrant Certificate

Exhibit B – Form of Placement Warrant and Underwriter Warrant Certificate

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AQUASITION CORP.

By:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

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EXHIBIT A

[FORM OF PUBLIC WARRANT CERTIFICATE]

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 EXHIBIT B

[FORM OF PLACEMENT WARRANT AND UNDERWRITER WARRANT CERTIFICATE]

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